Exhibit 10.43

January 20, 2004

Mr. Damian Smith

c/o LookSmart, Ltd.

625 Second Street

San Francisco, CA 94107

Dear Damian:

This letter sets out the terms of your employment during the period you will serve as interim Chief Executive Officer. In this position you will be reporting directly to the board of directors of the Company (the “Board”), and will have such duties as the Board may from time to time prescribe consistent with your position as interim Chief Executive Officer.

The term of your employment as interim Chief Executive Officer will begin on January 20, 2004 and continue until the earlier of the Board’s appointment of a successor or the termination of your role as interim Chief Executive Officer of the Company (the “Term”). This letter is to be read in conjunction with the terms set out in your letter of offer dated 3 July 2001 (the “Offer Letter”). To the extent that there is any inconsistency between this letter and the Offer Letter, the terms set out in this letter shall prevail during the Term. During the Term:

•	You will continue to be employed by LookSmart International Pty Ltd, (“LookSmart International”) the Company’s Australian subsidiary. You will be paid by and in accordance with the payroll practices of by LookSmart International. As an employee of LookSmart International Pty Ltd., you are entitled to the benefits of that entity.
•	You will continue to fulfill the role of Chief Executive Officer of LookSmart International.
•	You will be based in San Francisco. However, you will be required to travel (both domestically and internationally) as is necessary for you to fulfill your roles.
•	Your base compensation will be AU$327,000 per annum, which will be subject to applicable tax and other withholdings.
•	In addition to your base compensation, your incentive compensation at 100% of “plan” will be AU$163,500. For partial performance against plan and for performance in excess of plan, incentive compensation will be scaled pursuant to such formula as the Compensation Committee of the Board may establish from time to time.
•	Earned incentive compensation will be paid on an annual basis, based on your achievement of performance targets that are reviewed and approved by the Compensation Committee.
•	You will be reimbursed for approved living expenses including periodic use of a rental car during the Term in accordance with Company policy.
•	You will be reimbursed for economy class travel expenses incurred by you or your partner for one trip per month during the Term between Sydney, Australia and San Francisco.
•	You will also be reimbursed for reasonable tax advice necessary to prepare your Australian tax return(s) for taxable periods during the Term.
•	Your compensation will be “grossed-up” to the extent necessary to ensure that the tax you pay is equal to the amount you would have paid if you had performed all of your duties as interim Chief Executive Officer during the Term in Australia.

Severance

If during the Term you are terminated without “cause” or voluntarily resign for “good reason” (each as defined below), you will receive a severance package consisting of fifty percent (50%) of your then-current annual base salary and a prorated payment of your incentive compensation at 100% of “plan”.

This is payable in one lump sum within five (5) business days of the termination, subject to you completing any documentation necessary under taxation legislation.

Solely for the purpose of the severance provisions herein, “cause” shall mean that you:

•	are convicted of, or plead nolo contendere to, any felony or other offense involving moral turpitude or any crime related to your employment
•	commit any act of dishonesty in respect of your relationship with the Group (being the Company or any of its subsidiaries or affiliates);
•	engage in conduct which is detrimental to the Group in any material respect;
•	fail to perform your duties to the Company or LookSmart International in good faith and to the best of your ability;
•	willfully disregard, or fail to follow instructions from the Company’s senior management to do any legal act related to the Group’s business;
•	exhibit habitual drunkenness or engage in substance abuse which in any way materially affects your ability to perform your duties and obligations to the Company or LookSmart International;
•	commit any material violation of any Australian or U.S law (whether state or federal law) relating to the workplace environment.

Solely for the purposes of the severance provisions herein, “good reason” shall mean that you voluntarily cease employment with the Company during the Term due to (i) a significant reduction in your job duties or a reduction in your cash compensation of more than 10% (please note that a change in title, responsibilities and/or compensation at the end of the Term would not constitute “good reason”), or (ii) a change in your job location of more than 80 kilometers from its previous location in connection with a Change in Control. Solely for the purposes of the severance provisions herein, “Change of Control” has the same meaning given to it in the Offer Letter.

Other

Subject to Part 2.D2 Division 1 of the Corporations Act (Cth) and any applicable law of the United States of America, the Company, at its own expense, agrees to defend you and hold you harmless against any action brought against you or the Company relating to your employment with the Company, to the same extent as the Company has agreed to indemnify its other officers.

You are required to observe at all times all LookSmart policies and procedures. In accordance with LookSmart’s philosophy, these policies and procedures are formulated for the efficient and fair administration of employment matters and may be varied from time to time.

I look forward to working with you in your role as interim CEO. In order to make this a valid agreement, we ask that you complete the following acknowledgment, initial each page of this letter and return it to me. If you require clarification of any matter, please feel free to contact me.

Sincerely,

/s/ Evan Thornley
Evan Thornley Chairman of the Board

Accepted and agreed to by:	/s/ Damian Smith	Date: 1/22/04
Damian Smith